UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
January 12, 2024
YEXT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38056	20-8059722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
61 Ninth Avenue
New York, NY 10011
(Address of principal executive offices, including zip code)
(212) 994-3900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	YEXT	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2024, the compensation committee (the “Compensation Committee”) of the board of directors of Yext, Inc. (the “Company) approved the grant to Michael Walrath, the Company’s Chief Executive Officer, of 1,250,000 performance-based restricted stock units at target level of achievement (the “PSUs”), under the Company’s 2016 Equity Incentive Plan (the “Plan”). In connection with his initial appointment in March 2022, Mr. Walrath was granted performance-based restricted stock units subject to stock price hurdles. The grant of PSUs is intended to supplement Mr. Walrath’s existing grant and incentivize and retain Mr. Walrath in his capacity as Chief Executive Officer. Mr. Walrath does not take any cash compensation from the Company, and the Company does not currently intend to grant Mr. Walrath any additional equity grants in fiscal 2025. A target number of 1,250,000 PSUs will become eligible to vest in up to two installments based on the total shareholder return of the Company (“Company TSR”) during each of the following performance periods (each, a “Performance Period”) relative to the total shareholder return of companies in the S&P Software and Services Select Index (the “Indexed Companies”): (i) December 19, 2023 to March 31, 2025 (“Performance Period One”); and (ii) December 19, 2023 to March 31, 2026 (“Performance Period Two”). PSUs that become eligible to vest based on performance for a Performance Period vest on June 20 following the Performance Period, subject to continued service to the Company through the vesting date. The total number of PSUs that will be eligible to vest range from 0% to 200% (the “Achievement Percentage”) of the target number of PSUs. 1/2 of the PSUs will be eligible to vest as a result of performance for each of Performance Period One and Performance Period Two. The Achievement Percentage of the target number of PRSUs that may vest are (i) 0% if Company TSR ranks below the 40th percentile of the Indexed Companies, (ii) 50% if Company TSR ranks at or above the 40th percentile but below the 60th percentile of the Indexed Companies, (iii) 100% if Company TSR ranks at the 60th percentile of the Indexed Companies, and (iv) 200% if Company TSR ranks at the 75th percentile of the Indexed Companies. If Company TSR ranks between these percentile thresholds, the Achievement Percentage of the target number of PRSUs that may vest is determined using linear interpolation. In the case of a change in control or Mr. Walrath’s death or disability or termination by the Company without cause (as defined in the PSU agreement) during a Performance Period, the TSR for the Company and the Indexed Companies is evaluated based on the shortened period and the number of shares earned will be determined based on the shortened period and will vest immediately, subject to Mr. Walrath’s compliance with the terms described below in the event of the termination of his employment other than for death or disability. This summary of the PSUs is qualified in its entirety with the final terms set forth in an award agreement under the Plan.

Also on January 12, 2024, the Company entered into a letter amendment agreement with Mr. Walrath. The letter amendment agreement provides that if the Company terminates Mr. Walrath’s employment other than for cause, death or disability, as such terms are defined in the Company’s Change of Control and Severance Policy (the “Policy”), other than during the period from 60 days prior to until twelve months following a change of control (as defined in the Policy), Mr. Walrath will be eligible to receive the following severance benefits, less applicable tax withholdings: $250,000 payable in equal installments over 6 months; a $500,000 lump sum cash amount prorated based on the number of days the named executive officer was actually employed during the fiscal year in which the termination of employment occurred; and payment or reimbursement of continued health coverage for Mr. Walrath and his dependents under COBRA for a period of up to six months. To receive the severance benefits upon a qualifying termination, Mr. Walrath must sign and not revoke the Company’s standard separation agreement and release of claims within the timeframe set forth in the letter amendment agreement and must continue to adhere to his non-competition, non-disclosure, and invention assignment agreement. This summary of the letter amendment agreement is qualified in its entirety with the final terms set forth therein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YEXT, INC.

By:	/s/ Ho Shin
Ho Shin EVP & General Counsel

Date: January 16, 2024